                                                                     EXHIBIT 4.6

                            [DAOHENGBANK LETTERHEAD]

Private & Confidential

28 February 2002                                      Our Ref: D/P/HTHT1/0012/02

Kwanasia Electronics Company Limited
Units 10-14, 19/F.,
Kwong Sang Hong Centre,
151-153 Hoi Bun Road,
Kwun Tong, Kowloon

Dear Sir(s)/Madam(s),

Banking Facility(ies)

We refer to our recent discussions and are pleased to inform you that the following facility(ies) (the "Facility") will be made available to you on the specific terms and conditions outlined herein subject to our review from time to time. The Facility would be deemed to be continued on the same terms and conditions until and unless notice to the otherwise is advised to you.

Facility(ies)        Limit(s)           Terms & Conditions
-------------        --------           ------------------
Letters of           HKD10,000,000.00   Letters of Credit maximum validity 6
Credit + Trust                          months, and Import Loans up to 90 days.
Receipts +
Import Loans +                          For Acceptance Bills, further financing
Acceptance Bills +                      period will be allowed but up to an
Negotiation of                          aggregate tenor of 90 days, including
Export Bills                            the Acceptance Period.
under LC with
discrepancies
                                        Beneficiary(ies) for Letters of Credit
                                        calling for Cargo Receipts to be opened
                                        is (are) subject to our acceptance.

                                        Opening commission on Letters of Credit
                                        will be charged as follows: -

                                        -  for the first USD50,000.00, to be
                                           charged at 1/4%.

                                        -  from USD50,001.00 to USD150,000.00,
                                           to be charged at 1/12%.

                                        -  Over USD150,000.00, to be charged at
                                           1/24%.

                                        -  Minimum commission will be charged as
                                           per our Bank's standard tariff.

                                        Commission in-lieu-of Exchange will be
                                        charged at 1/8%.

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Kwanasia Electronics Company Limited                 Our Ref : D/P/HTHT1/0012/02
Banking Facility(ies)                                   Date : 28 February 2002

================================================================================

Other Terms and Conditions

Arrangement fee for HKD5,000.00 will be charged, payable upon acceptance of this letter. Thereafter, unless and until the Facility is terminated or as otherwise advised to you, a review fee at the same amount or such other amount as we may at our entire discretion determine will be charged on a yearly basis.

The Facility is subject to our overriding right of withdrawal and repayment on demand including the right to call for cash cover on demand for prospective and contingent liabilities.

The nature and the amount of the Facility granted or to be granted by us may be varied to such category(ies) and to such smaller or larger extent as we may at our absolute discretion determine from time to time with or without notice to you.

The rates of interest, fees and commission on the Facility is subject to fluctuation at our absolute discretion determined from time to time with or without notice to you and payable to the debit of your account with us. Late payment/settlement of any loan/advance with specified due/repayment date will be subject to an overdue interest charge at our then prevailing rate.

For the Facility adopting the prime rate, deposit rate or other specified rate(s) as the basis of interest rate determination, in the event that the prevailing interbank offer rate (HIBOR for Hong Kong Dollar loans, and LIBOR or SIBOR for loans in other currencies) is higher than the prime rate, deposit rate or other specified rate(s), we may at our entire discretion and without notice to you adopt the prevailing interbank offer rate in lieu of the prime rate, deposit rate or other specified rate(s) as the basis of interest rate determination.

As security for the above Facility, we require a Standby Letter of Credit for HKD10,000,000.00 issued by Dao Heng Bank Limited in favour of our Bank for account of Kwanasia Electronics Company Limited, content of which is subject to our acceptance.

By accepting this offer letter, you undertake and confirm that at present, neither you nor any of the following parties have any relationship with the Bank's directors or employees:

1)   in case you are a limited company, any of your shareholders and directors;

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Page 3
Kwanasia Electronics Company Limited                  Our Ref: D/P/HTHT1/0012/02
Banking Facility(ies)                                    Date: 28 February 2002


2)   in case you are a partnership, any of your partners; or

3) in case the Facility is secured by guarantee(s) or security provided by other parties, any of such guarantor(s) or security provider(s);

and that you will notify the Bank promptly in writing if you or any of the above parties (if any) become so related.

Your company is required to submit the latest annual audited (and, at our discretion, half yearly unaudited) financial statements for our records within six months from the relevant year end or half year end date of your financial year.

To signify your acceptance of the above terms and conditions as well as your authorisation to us to proceed as above indicated, please sign and return to us the duplicate copy of this letter together with the enclosed documents as per attached schedule supported by a certified true copy of extract from the minutes of a meeting of your board of directors. The Facility will be available subject to all security documents being executed to our satisfaction.

This offer expires on 21 days from the date hereof.

Yours faithfully,
for DAO HENG BANK LIMITED


/s/  [SIGNATURE ILLEGIBLE]           /s/  [SIGNATURE ILLEGIBLE]
-------------------------------      ----------------------------------------
Authorized Signature                 Authorized Signature
Credit Approval and Review           Enterprise Banking

                                     The above Facility and terms and
                                     conditions are acknowledged and accepted by

                                     For and on behalf of
                                     KWANASIA ELECTRONICS CO., LTD.

                                     /s/  TAM MAN CHI      LEE SHU KWAN
                                     ----------------------------------------
                                     Authorized Signature(s)
                                     Kwanasia Electronics Company
                                     Limited



                                        Signature Verified
                                                          ----------------------
                                                          (Authorized Signature)
                                                          Name of Bank Officer
                                                          (                   )